Exhibit 99.1

Hee Do Koo

Chief Executive Officer

Alpha Holdings, Inc.

Alpha Biolabs, Inc.

Gangnam-gu Apgujeongro 62-gil 17 -10

Seoul, Korea

October 10, 2019

BY PERSONAL SERVICE

Nevada Agency and Transfer Company

Registered Agent for Oncosec Medical Incorporated

50 West Liberty Street, Suite 880

Reno, NV 89501

BY FEDERAL EXPRESS

Oncosec Medical Incorporated

3565 General Atomics Court, Suite 100

San Diego, CA 92121-1107

Oncosec Medical Incorporated

24 North Main Street

Pennington, NJ 08534-2218

BY EMAIL

Nevada Agency and Transfer Company - info@natco.com

OncoSec Medical Incorporated, Sara Bonstein, CFO and Secretary - sbonstein@oncosec.com

RE:	Demand for Certain Records or OncoSec Medical Incorporated (“Demand for Records”)
TO:	OnocSec Medical Incorporated and the Board of Directors of OncoSec Medical Incorporated

I, Hee Do Koo, am the Chief Executive Officer of Alpha Holdings, Inc. (“Alpha”). Alpha and its wholly-owned subsidiary, Alpha Biolabs, Inc., beneficially own 1,611,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of OncoSec Medical Incorporated, a Nevada corporation (the “Company” or “OncoSec”). By virtue of my position as the Chief Executive Officer of Alpha and its subsidiaries, I have the authority to bind Alpha and speak on its behalf.

On behalf of Alpha, I hereby demand, pursuant to Section 78.105 of Nevada Revised Statutes (“NRS”), Section 5.1 of the Stock Purchase Agreement between Alpha and OncoSec dated August 31, 2018 (the “SPA”), and other applicable law (including the common law), that the Company provide me and my attorney-in-fact, Ballard Spahr LLP (“Ballard”), with access to and the opportunity to inspect, during the Company’s ordinary business hours, the records specified below and to make copies and extracts therefrom:

1.	A copy certified by the Secretary of State of the State of Nevada of the Company’s articles of incorporation, and all amendments thereto.
2.	A copy certified by an officer of the Company of its bylaws, and all amendments thereto.
3.	A complete and correct copy of the Company’s stock ledger, which stock ledger complies with the requirements of NRS 78.105(1)(c), as of the date of your response to this Demand for Records.
4.	A complete and correct copy of the Company’s stock ledger as of any record date for each and every Special Meeting of the Company’s Stockholders planned to be held prior to the Company’s 2020 Annual Meeting of Stockholders (each, including any adjournment, postponement or other delay thereof, a “Special Meeting”).
5.	All information in or that comes into the possession or control of the Company or any of its agents or representatives, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees, relating to the non-objecting beneficial owners of shares of Common Stock pursuant to Rule 14b-l or Rule 14b-2 under the Securities Exchange Act of 1934 (the "Exchange Act"), and a non-objecting beneficial owners list as an electronic file in a format (e.g., Microsoft Excel format) necessary for Alpha to make practical use of such information, as well as a printout of such information in order of descending balance for verification purposes. Such information with respect to brokers and dealers is readily available to the Company under Rule 14b-l from the Broadridge Financial Solutions, Inc., INVeSHARE, Inc., Mediant Communications LLC, and other similar entities and custodian banks, as well as the Company's proxy solicitor.
6.	All daily transfer sheets showing changes in the names, addresses and numbers of shares of Common Stock of the holders of the outstanding shares of Common Stock that are in or come into the possession or control of the Company or its proxy solicitor, transfer agent or registrar, or that can reasonably be obtained from the Company's proxy solicitor, transfer agent or registrar, from the date of the stockholder list referred to in paragraph 5 until such time as Alpha notifies the Company that it no longer requires such daily transfer sheets.
7.	All information in or that comes into the possession or control of the Company or its proxy solicitor, transfer agent or registrar, or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names, addresses and number of shares of Common Stock held by the participating brokers and banks named in the individual nominee names of Cede & Co. and other similar nominees, including omnibus proxies and respondent bank proxies and listings from the Company's most recent meeting of stockholders and Cede & Co. depository participant listings, in a Microsoft Excel file on a daily basis as of the first business day after the date of this letter and through the conclusion of any Special Meeting.
8.	All information in or that comes into the possession or control of the Company or any of its agents or representatives, or that can reasonably be obtained from nominees of any central certificate depository system or its nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their respective nominees, concerning the number, identity of and shares held by the actual beneficial owners of shares of Common Stock as of the first business day after the date of this letter and through the conclusion of any Special Meeting, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and other similar nominees for the accounts of customers or otherwise.

With respect to the records identified above, I demand that Alpha and/or my attorney-in-fact, Ballard, be provided the opportunity to inspect and copy the records as soon as possible. Please immediately identify with whom and where the records are kept within the State of Nevada so that I and/or my attorney-in-fact can make appropriate arrangements to travel to their location. If the record(s) identified above are kept outside the State of Nevada, I demand, pursuant to NRS 78.105(2) and Section 5.1 of the SPA, that the Company deliver copies of the records and documents, either in paper or electronic form, to Ballard within ten (10) business days of this Demand for Records at the following address:

Ballard Spahr LLP

One Summerlin

1980 Festival Plaza Drive, Suite 900

Las Vegas, NV 89135-2658

Attn: Maria Gall, Esq.

Further, please note that this Demand for Records is a continuing demand. Alpha demands that modifications, additions, or deletions to any and all information referred to in this letter be immediately furnished to it as such modifications, additions, or deletions become available to the Company or its agents or representatives.

The purpose of this Demand for Records is to permit me and/or my attorney-in-fact to review the requested records for lawful purposes, as is Alpha’s right as a stockholder. I have not demanded the inspection for a purpose which is in the interest of a business or object other than the business of the Company, nor have I demanded the inspection for any purpose not related to Alpha’s interest in the Company as a stockholder, and I have not at any time sold or offered for sale any list of stockholders of any domestic or foreign corporation or aided or abetted any person in procuring any such record of stockholders for any purposes. I have instead demanded the inspection for a purpose reasonably related to Alpha’s interests as a stockholder of the Company. Enclosed herewith is my declaration that the foregoing is true.

Specifically, I have made this Demand for Records to enable Alpha to communicate (on behalf of itself and its affiliates) with its fellow stockholders concerning its intent to solicit proxies in connection with a Special Meeting or Annual Meeting of the Company’s stockholders. Any materials received by Alpha pursuant to this Demand for Records will be used only for the foregoing purposes.

I have designated Alpha’s Nevada counsel, Ballard, and its officers and employees, and any other persons designated by any of the foregoing, acting alone or in any combination, to conduct the inspection and copying requested by this letter. Enclosed is a power of attorney appointing such persons as Alpha’s attorney-in-fact and authorizing such persons to conduct the inspection and copying. Further, I agree that upon presentment of appropriate documentation, Alpha will pay a reasonable charge imposed by the Company to cover its costs of labor and materials and the cost of copies of any records provided to Alpha.

Please contact me immediately if you believe that this Demand for Records is deficient in any respect so that the alleged deficiencies may be promptly addressed. In the event that you do not comply with this demand, Alpha may be forced to pursue its rights judicially.

Very truly yours,

ALPHA HOLDINGS, INC.

ALPHA BIOLABS, INC.

By:	/s/ Hee Do Koo
Name: Hee Do Koo
Title: Chief Executive Officer

cc:	Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Matthew Mamak
Telephone: (212) 210-1256
E-mail: matthew.mamak@alston.com

UNSWORN FOREIGN DECLARATION OF HEE DO KOO

PURSUANT TO NRS § 53.250-390

I, Hee Do Koo, declare as follows:

1.	I am the Chief Executive Officer of Alpha Holdings, Inc. and Alpha Biolabs, Inc. (individually or together, “Alpha”) and am duly authorized to act on behalf of Alpha and to bind Alpha in connection with the matters set forth in Alpha’s October 10, 2019, demand for inspection (the “Demand for Records”) of certain books and records of OncoSec Medical Incorporated (“OncoSec” or the “Company”).
2.	Alpha is a stockholder of the “Company” and has owned at least 5% of the Company’s outstanding shares since October 9, 2018.
3.	The statements made in the Demand for Records (including, without limitation, with respect to Alpha’s beneficial ownership of common stock of OncoSec) are true and correct to the best of my knowledge, information, and belief.
4.	I have not made the Demand for Records for a purpose which is in the interest of any business or object other than the business of the Company, nor have I made the Demand for Records for any purpose other than Alpha’s interest as a stockholder of OncoSec.
5.	Instead, I have made the Demand for Records for a purpose related to Alpha’s interests as a stockholder, as described in the Demand for Records.
6.	I have not at any time sold or offered for sale any list of stockholders of any domestic or foreign corporation or aided or abetted any person in procuring any such record of stockholders for any such purpose.
7.	I declare under penalty of perjury under the law of the State of Nevada that the foregoing is true and correct, and that I am physically located outside the geographic boundaries of the United States, Puerto Rico, the United States Virgin Islands and any territory or insular possession subject to the jurisdiction of the United States.

Executed on the 10th day of October, 2019, at Seoul, Republic of Korea.

HEE DO KOO

/s/ Hee Do Koo
(signature)

POWER OF ATTORNEY

Alpha Holdings, Inc. and Alpha Biolabs, Inc. (individually or together, “Alpha”), being a holder of the common stock of OncoSec Medical Incorporated (“OncoSec” or the “Company”), a publicly traded Nevada corporation, hereby constitutes and appoints Ballard Spahr LLP (the “Attorney In Fact”) and its partners, members, associates, employees, representatives, other agents, and other persons designated by the Attorney In Fact, as the true and lawful attorney-in-fact and agent of Alpha to perform all acts that may be performed under the Nevada Revised Statutes (“NRS”), as well as all ordinances, regulations, and other laws relating thereto, and under Section 5.1 of the Stock Purchase Agreement (the “SPA”) between Alpha and OncoSec dated August 31, 2018, in connection with the demand for inspection, examination, and copying of all corporate records and documents identified in that certain Demand for Records correspondence, dated October 10, 2019, from Alpha to the Company, as contemplated by NRS 78.105, the SPA, and other applicable law.

Alpha hereby grants to the Attorney In Fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as Alpha might or could do if personally present, with full power of substitute and revocation, hereby ratifying and confirming all that such Attorney In Fact, or such Attorney In Fact’s substitute(s), shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

This Power of Attorney shall remain in full force and effect as to Alpha unless and until it is revoked by Alpha in a signed writing delivered to the Attorney In Fact.

IN WITNESS WHEREOF, the foregoing POWER OF ATTORNEY was made and executed as of October 10, 2019.

ALPHA HOLDINGS, INC.

ALPHA BIOLABS, INC.

By:	/s/ Hee Do Koo
Name: Hee Do Koo
Title: Chief Executive Officer

I declare under penalty of perjury that the principal is personally known to me, that the principal signed or acknowledged this durable power of attorney in my presence that the principal appears to be of sound mind and under no duress, fraud, or undue influence, that I am not the person appointed as attorney-in-fact by this document. I also declare under penalty of perjury that I am not related to the principal by blood, marriage, or adoption, and to the best of my knowledge I am not entitled to any part of the estate of the principal upon the death of the principal under a will now existing or by operation of law.

First Witness:	Second Witness:

/s/ Song Yong Kim	/s/ Sunwoo Kim

Print Name:	Song Yong Kim	Print Name:	Sunwoo Kim
Date:	October 10, 2019	Date:	October 10, 2019